Exhibit 99.1

Nutrition 21 Reports Results for the First Quarter of Fiscal 2007

PURCHASE, N.Y., November 14, 2006 - Nutrition 21, Inc. (NASDAQ: NXXI), a leading developer and marketer of chromium-based and omega-3 fish oil-based nutritional supplements, today reported financial results for the first quarter ended September 30, 2006.

Total revenues for the first quarter were $4.7 million, compared to $3.6 million for the same period last year. Net loss for the quarter and year through September 30 was $4.1 million, or ($0.08) per diluted share, compared to a net loss of $1.1 million, or ($0.03) per diluted share, in the same period a year ago. Cash and cash equivalents at September 30, 2006 were $10.9 million.

Paul Intelkofer, CEO of the company, said: “We are very pleased with the execution of our business plan. Of our $4.7 million in revenues for this quarter, 64% reflects 1) the beginning of our realization of Chromax® and Diachrome® sales now that we are on the shelf nationally at major retailers, and 2) Iceland Health’s contribution since its acquisition on August 26, 2006. Our loss for the first quarter reflects $4.2 million in our planned marketing and advertising to support sales efforts for all of our products. During the fourth quarter ended June 30, 2006, more than 90% of our $2.5 million in revenues consisted of ingredient sales, and marketing and advertising expenses were $1.5 million.

“With national distribution secured for Chromax in late summer, we launched a radio campaign in September that has driven sales to the consumer and that will be continued on a broader scale, together with our print advertorial and public relations efforts. We expect our marketing efforts to continue to drive Chromax revenues based on our latest sales data. We have also recently begun to ship private label chromium picolinate in finished bottles to Wal-Mart, CVS/pharmacy and Albertsons. Previously we sold our raw ingredients to third party private label manufacturers and marketers. We expect that direct private label sales will have a positive impact on revenues as well.

“We are pleased with Iceland Health’s contribution and growth is expected. We are producing Iceland Health® Maximum Strength Omega-3 and a new Iceland Health® Joint Relief product for expected retail launch in early calendar 2007. Iceland Health will also have substantial TV-media support from the various direct response initiatives to continue to build brand awareness.

“In sum, we now have marketing and distribution in place for three clinically substantiated product franchises - Chromax, Diachrome and Iceland Health Omega-3 -- that are proprietary or produced or producible by proprietary processes, that address significant and growing age-related healthcare concerns including insulin resistance, obesity, diabetes, cardiovascular disease, depression and joint health.”

About Nutrition 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research.  The company markets Chromax® chromium picolinate, http://www.chromax.com/, which is the most-studied form of the essential mineral chromium.  Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular disease, control carbohydrate cravings and fight weight gain, is now available through food, drug and mass retailers nationwide.  Nutrition 21 also developed and markets Diachrome®, http://www.diachrome.com/ , a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is available in select drug retailers nationwide. Nutrition 21 holds 33 patents for nutrition products and uses, 23 of which are for chromium compounds and their uses. The Company is the exclusive importer of Icelandic fish oils, including omega-3 fatty acids, which are manufactured to pharmaceutical standards and sold under the Iceland Health® brand, http://www.icelandhealth.info.  More information is available at http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2006. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT: Maryrose Lombardo, 914-701-4525

FINANCIAL TABLES FOLLOW

NUTRITION 21, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2006	June 30, 2006
ASSETS

Current Assets
Cash, cash equivalents and short-term Investments	$10,881	$13,914

Accounts receivable, net	2,129	2,600
Other receivables	70	205
Inventories	1,732	963
Prepaid expense and other current assets	1,310	392
Total Current Assets	16,122	18,074

Property and equipment, net	100	116
Patents, trademarks, and other intangibles, net	6,066	5,375
Other intangibles with indefinite lives	5,379	-------
Goodwill	12,095	------
Other assets	412	291
Total Assets	$40,174	$23,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$6,671	$4,906
Long-term debt	2,298	------
Series I convertible preferred stock	4,214	4,410
Total Liabilities	13,183	9,316

Stockholders’ Equity	26,991	14,540
Total Liabilities and Stockholders’ Equity	$40,174	$23,856

NUTRITION 21, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,
	2006	2005
Net Sales	$4,548	$3,550
Other Revenues	136	51
Total Revenues	4,684	3,601

Cost of Revenues	1,381	601

Selling, General and Administrative Expenses	5,942	2,796

Research and Development Expenses	388	408

Depreciation and Amortization	681	561

Interest Expense (Income), net	401	373

Loss before Income Taxes	(4,109)	(1,138)
Income Taxes	3	---
Net Loss	$(4,112)	$(1,138)

Basic and diluted Loss Per Share	$(0.08)	$(0.03)

Weighted Average Number of Common Shares-Basic and Diluted	52,353	38,230